Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2016 Fourth Quarter and Full Year Results
Introduces Fiscal 2017 First Quarter Outlook
Fourth Quarter Net Sales of $160.2 Million; Comp Store Sales Increased 0.1%
Fourth Quarter Net Income per Diluted Share of $0.22

Irvine, CA – March 13, 2017 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the fourth quarter (thirteen weeks) and full year (52 weeks) of fiscal 2016 ended January 28, 2017.

“We finished fiscal 2016 with three consecutive quarters of year over year operating income growth and our first annual improvement in operating income of the last five years," stated Ed Thomas, President and Chief Executive Officer. "Our strong balance sheet enabled us to reward shareholders with a $20 million special dividend in February. While we are encouraged by these results, we will continue to seek ways to improve profitability and continue our progress during fiscal 2017."

Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2016 versus the fourth quarter of fiscal 2015 ended January 30, 2016:

•	Total net sales were $160.2 million, an increase of 0.7% from $159.1 million last year.

•	Comparable store sales, which include e-commerce sales, increased 0.1%. Comparable store sales increased 0.9% in the fourth quarter last year.

•
Gross margin, or gross profit as a percentage of net sales, decreased to 30.6% from 31.4% last year. The 80 basis point decrease in gross margin was primarily attributable to a 60 basis point decline in product margins from increased markdowns and a 20 basis point increase in buying, distribution and occupancy costs.

•
Selling, general and administrative expenses ("SG&A") were $38.7 million, a decrease of $1.8 million from $40.5 million last year. As a percentage of net sales, SG&A improved 130 basis points to 24.1% from 25.4% last year. This improvement was primarily driven by the combination of more efficient marketing spend, lower non-cash store impairment charges, and corporate payroll savings.

•
Operating income was $10.4 million, or 6.5% of net sales, compared to $9.5 million, or 6.0% of net sales, last year. The 50 basis point increase in our operating margin was primarily attributable to the reductions in SG&A noted above.

•	Our effective tax rate was 40.2% compared to 69.6% last year. Last year's tax rate was higher primarily due to increased discrete items related to stock option expirations.

•	Net income was $6.3 million, or $0.22 per diluted share, compared to $2.9 million, or $0.10 per diluted share, last year.

Fiscal 2016 Full Year Results Overview
The following comparisons refer to operating results for fiscal 2016 versus fiscal 2015 ended January 30, 2016:

•	Total net sales were $569 million, an increase of 3.3% from $551 million last year.

•	Comparable store sales, which include e-commerce sales, increased 0.5%. Comparable store sales increased 1.2% in fiscal 2015.

•
Gross margin, or gross profit as a percentage of net sales, was 29.6% compared to 30.4% last year. This 80 basis point decrease was primarily attributable to a decline in product margins as a result of increased markdowns.

•
SG&A was $149.1 million, a slight decrease from $149.2 million last year. As a percentage of net sales, SG&A improved 90 basis points to 26.2% from 27.1% last year. This improvement was primarily driven by the combination of more efficient marketing spend, lower stock-based compensation, and corporate payroll savings.

•	Operating income was $19.3 million, an increase of $1.2 million from $18.1 million last year. Operating margin improved 10 basis points to 3.4% of net sales compared 3.3% last year.

•
Income tax expense was $8.3 million, or 42.2% of pre-tax income, compared to $10.6 million, or 58.4% of pre-tax income, last year. Last year's tax rate was higher primarily due to increased discrete items related to stock option expirations.

•	Net income was $11.4 million, or $0.40 per diluted share, compared to $7.5 million, or $0.27 per diluted share, last year.

Balance Sheet and Liquidity
As of January 28, 2017, the Company had $134 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $101 million of cash and marketable securities and no debt outstanding as of January 30, 2016. As previously announced, the Company paid a special cash dividend of approximately $20 million to shareholders on February 24, 2017.

Fiscal 2017 First Quarter Outlook
The Company's quarter-to-date comparable store sales, including e-commerce, have decreased by a high single-digit percentage due to a later Easter versus the comparable prior year period and significant weather issues in its heritage markets of California, Arizona and Nevada during February. As a result, the Company expects its first quarter comparable store sales to decrease by a low to mid single-digit percentage, operating loss to be in the range of $(3) million to $(7) million, and loss per share to be in the range of $(0.07) to $(0.15). This compares to a loss of $(0.10) for the first quarter of fiscal 2016. This assumes an anticipated effective tax rate of approximately 40% and weighted average shares of approximately 29 million.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, March 13, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until March 27, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13656838. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Irvine, California and currently operates 222 total stores across 31 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	January 28, 2017	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$78,994	$51,020
Marketable securities	54,923	49,932
Receivables	3,989	5,397
Merchandise inventories	47,768	51,357
Prepaid expenses and other current assets	9,541	9,071
Total current assets	195,215	166,777
Property and equipment, net	89,219	99,026
Other assets	6,072	4,948
Total assets	$290,506	$270,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,584	$16,022
Accrued expenses	23,872	18,426
Deferred revenue	10,203	8,649
Accrued compensation and benefits	7,259	5,751
Current portion of deferred rent	5,643	6,106
Current portion of capital lease obligation	835	858
Total current liabilities	65,396	55,812
Long-term portion of deferred rent	35,890	40,891
Long-term portion of capital lease obligation	—	835
Total long-term liabilities	35,890	41,726
Total liabilities	101,286	97,538
Stockholders’ equity:
Common stock (Class A), $0.001 par value; January 28, 2017 - 100,000 shares authorized, 13,434 shares issued and outstanding; January 30, 2016 - 100,000 shares authorized, 12,305 shares issued and outstanding	14	12
Common stock (Class B), $0.001 par value; January 28, 2017 - 35,000 shares authorized, 15,329 shares issued and outstanding; January 30, 2016 - 35,000 shares authorized, 16,169 shares issued and outstanding	15	16
Preferred stock, $0.001 par value; January 28, 2017 and January 30, 2016 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	138,102	133,550
Retained earnings	51,023	39,613
Accumulated other comprehensive income	66	22
Total stockholders’ equity	189,220	173,213
Total liabilities and stockholders’ equity	$290,506	$270,751

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$160,215	$159,086	$568,952	$550,991
Cost of goods sold (includes buying, distribution, and occupancy costs)	111,151	109,129	400,493	383,745
Gross profit	49,064	49,957	168,459	167,246
Selling, general and administrative expenses	38,667	40,481	149,129	149,150
Operating income	10,397	9,476	19,330	18,096
Other income, net	147	12	418	52
Income before income taxes	10,544	9,488	19,748	18,148
Income tax expense	4,240	6,604	8,338	10,607
Net income	$6,304	$2,884	$11,410	$7,541
Basic earnings per share of Class A and Class B common stock	$0.22	$0.10	$0.40	$0.27
Diluted earnings per share of Class A and Class B common stock	$0.22	$0.10	$0.40	$0.27
Weighted average basic shares outstanding	28,613	28,415	28,496	28,332
Weighted average diluted shares outstanding	28,927	28,415	28,529	28,402

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 31, 2015
Cash flows from operating activities
Net income	$11,410	$7,541	$14,075
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,266	22,808	21,237
Stock-based compensation expense	2,572	3,926	3,499
Impairment of assets	2,352	2,593	1,007
Loss on disposal of assets	16	304	118
Gain on sales and maturities of marketable securities	(251)	(100)	(116)
Deferred income taxes	(1,174)	1,554	1,150
Changes in operating assets and liabilities:
Receivables	1,395	(715)	3,863
Merchandise inventories	3,589	150	(5,241)
Prepaid expenses and other assets	(449)	(293)	(255)
Accounts payable	1,623	(6,993)	3,720
Accrued expenses	6,562	6,199	3,506
Accrued compensation and benefits	1,508	(160)	936
Deferred rent	(5,464)	(948)	(206)
Deferred revenue	1,554	1,079	1,017
Net cash provided by operating activities	48,509	36,945	48,310
Cash flows from investing activities
Purchase of property and equipment	(17,047)	(23,100)	(23,636)
Proceeds from sale of property and equipment	43	7	41
Purchases of marketable securities	(99,675)	(74,873)	(59,884)
Proceeds from marketable securities	95,021	60,000	60,000
Net cash used in investing activities	(21,658)	(37,966)	(23,479)
Cash flows from financing activities
Proceeds from exercise of stock options	2,080	3,094	304
Payment of capital lease obligation	(858)	(807)	(758)
Taxes paid in lieu of shares issued for stock-based compensation	(99)	(35)	—
Net cash provided by (used in) financing activities	1,123	2,252	(454)
Change in cash and cash equivalents	27,974	1,231	24,377
Cash and cash equivalents, beginning of period	51,020	49,789	25,412
Cash and cash equivalents, end of period	$78,994	$51,020	$49,789

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2015 Q4	220	6	2	224	1,704
2016 Q1	224	—	—	224	1,704
2016 Q2	224	2	1	225	1,713
2016 Q3	225	1	1	225	1,716
2016 Q4	225	—	2	223	1,703

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com